Exhibit 99.1

News Release

For information contact:
Lauren Harris
Vice President, Marketing & Communications
(407) 650-1205

CNL Hotels & Resorts Provides Hurricane Wilma Property Updates

(ORLANDO, Fla.) November 4, 2005 - CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust, announced today its properties in South Florida were relatively undamaged by Hurricane Wilma.

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The 692-room Doral Golf Resort & Spa, A Marriott Resort, in Miami, reported numerous downed trees, debris on the golf courses and minimal damage to the spa building. The resort did not sustain any significant damage and is fully operational.

▪	The 500-room Miami Hilton Airport & Towers near the Miami International Airport sustained superficial damage, limited water intrusion and is fully operational.

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The 242-room Hyatt Regency Coral Gables reported moderate damage to some guest rooms from water intrusion and minor damage to the exterior and roof. Power has been restored to the property and is fully operational.

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The 123-room Hampton Inn Fort Lauderdale-Cypress Creek reported widespread damage to the roof system and first-floor door damage, which resulted in water intrusion. The property remains without power supplied from local city services but plans to re-open once power is restored.

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The 78-room Residence Inn West Palm Beach sustained minor damage to roof tiles and the sport court, as well as limited water intrusion. Power has been restored and the hotel is fully operational serving local and federal relief workers.

CNL Hotels & Resorts is working closely with Marriott International, Hilton Hotels Corp. and Global Hyatt Corporation to make the necessary repairs at its five properties impacted by the storm.

About CNL Hotels & Resorts, Inc.
CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury resorts and upper-upscale properties, the company has approximately $5.8 billion in total assets with 94 hotels and resorts across North America that operate under independent brands and corporate brands such as Marriott, Hilton and Hyatt. For more information, please visit www.cnlhotels.com.
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